Exhibit 99.1

Ascent Industries Appoints Two Proven Specialty Chemicals Leaders to Board of Directors

Schaumburg, Illinois, April 1, 2026 -- Ascent Industries Co. (“Ascent” or the “Company”), a specialty chemicals platform delivering differentiated, performance-driven chemical solutions, today announced the appointment of Carmen J. Giannantonio and Jeremy F. Rohen to its Board of Directors, effective April 1, 2026.

These appointments reflect Ascent’s continued transformation into a pure-play specialty chemicals company and its commitment to aligning Board composition with the Company’s strategy.

Carmen J. Giannantonio
Mr. Giannantonio brings more than 40 years of experience in finance, corporate development, and strategy across leading specialty chemicals and industrial companies. He previously served as Vice President of Mergers & Acquisitions at DuPont de Nemours, Inc., where he led transformational transactions exceeding $200 billion in value.

Throughout his career, Mr. Giannantonio has played a central role in portfolio transformation, including major separations, acquisitions, and strategic repositioning initiatives that enhanced growth, reduced cyclicality, and improved returns on invested capital. He currently serves on the Board of Directors of Delrin USA LLC and brings deep expertise in corporate governance, capital allocation, and shareholder engagement.

Mr. Giannantonio holds a Master of Business Administration from Drexel University, a Master of Science in Taxation from Widener University and a Bachelor of Science in Accounting from Villanova University.

Jeremy Rohen
Mr. Rohen is Co-Chief Executive Officer and Chief Operating Officer of Tilley Distribution, Inc., a global distributor of specialty ingredients and chemicals. He brings extensive experience in high-service distribution models, strategic growth, and M&A execution across the specialty chemicals value chain.

Prior to Tilley, Mr. Rohen served as Senior Vice President, Strategy and Business Development at Axalta Coating Systems Ltd., and previously as Vice President of Corporate Development and Investor Relations at W. R. Grace & Co., where he led corporate development, strategy, treasury, and investor relations. Earlier in his career, he was a Managing Director at Seale & Associates and began his career at PricewaterhouseCoopers.

Mr. Rohen holds a Master of Science in Taxation and a Bachelor of Science in Finance from The George Washington University School of Business.

Leadership Commentary
Ben Rosenzweig, Chairman of the Board, and J. Bryan Kitchen, President and Chief Executive Officer, commented:

“Carmen and Jeremy bring highly relevant, real-world experience in specialty chemicals, distribution, and portfolio transformation, capabilities that will further strengthen our Board as we support the Company’s next phase of growth,” said Rosenzweig.

Exhibit 99.1
“Over the past two years, we have restructured Ascent into a pure-play specialty chemicals company and significantly strengthened the foundation of the business,” added Kitchen. “We are now focused on scaling that foundation, driving consistent execution, disciplined growth, and high-value outcomes for our customers and shareholders. Carmen and Jeremy bring a powerful combination of operating discipline, portfolio strategy, capital allocation rigor, and customer-centric commercial leadership. Importantly, they have deep experience across high-service manufacturing and distribution environments, where reliability, responsiveness, and technical partnership matter most. They have also consistently created value through thoughtful portfolio shaping and disciplined capital deployment, including M&A. Their perspectives will be instrumental as we continue to build a high-performance specialty chemicals platform.”

Board Transition
The Company also announced that John P. Schauerman, current Board member and Audit Committee Chair, will not stand for reelection to the Board.

Mr. Schauerman has served on Ascent’s Board since June 2020 and has played a pivotal role alongside management in driving transformational change across the Company’s compliance framework. His leadership and oversight have been instrumental in strengthening governance, enhancing internal controls, and positioning Ascent for its next phase of growth, with Ben Rosenzweig noting, “On behalf of the Board and management, we thank John for his meaningful contributions to Ascent over the past several years and wish him all the best in his future endeavors.”

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a specialty chemicals platform delivering differentiated, performance-driven chemical solutions. For more information about Ascent, please visit its website at www.ascentco.com.

Investor Relations

1-630-844-9181
investorrelations@ascentco.com
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